EXHIBIT 99.2


                              RESTATED AND AMENDED

                             STOCK OPTION AGREEMENT
                             ----------------------


     THIS AGREEMENT, is made as of the 26th day of June, 1992, between TELEPHONE AND DATA SYSTEMS, INC., an Iowa corporation (the "Company"), and GEORGE L. DIENES (the "Executive").

     WHEREAS, the Company and Executive are concurrently herewith entering into an Employment Agreement dated the date hereof (the "Employment Agreement");

     WHEREAS, the Executive and the Company previously entered into a Stock Option Agreement dated January 14, 1985 (the "Prior Stock Option Agreement);

     WHEREAS, the Executive and the Company entered into a letter agreement dated January 7, 1992 (the "Termination Agreement"), pursuant to which the Prior Stock Option Agreement was suspended as of December 31, 1991, except for the continuation of certain rights of the Executive thereunder as provided by the Termination Agreement; and

     WHEREAS, the Company has agreed to re-hire the executive and reinstate the rights that the Executive enjoy under the Prior Stock Option Agreement, as if his rights thereunder had not been suspended;

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth below, it is hereby agreed as follows:

     1. The Executive acknowledges that by his execution and delivery of this Agreement any rights he received under the Prior Stock Option Agreement, including any rights governed by Section 1(b) of Termination Agreement are hereby amended and restated in their entirety.

     2. Subject to all of the terms and conditions set forth herein, the Company hereby grants to the Executive an option (the "Option") to purchase all or any part of a total of 54,000 Common Shares, par value $1.00 per share, of the Company, at a price of $4.15 per share.

     3. The Option may be exercised on and after the dates, and in the amounts, set forth in the following table:


                      Date                             # of Shares
                      ----                             -----------
January 14, 1992                                         26,239.50
January 14, 1993 through January 14, 1996                 3,748.50  annually
January 14, 1997                                          3,766.50
January 14, 1998                                          2,999.25
January 14, 1999                                          2,999.25
January 14, 2000                                          3,001.50
                                                       -----------
                  For a total of                         54,000.00
                                                       ===========

The Executive may exercise the Option with respect to less than all of the Common Shares to which he is entitled in any particular year. Any shares subject to the Option which are not purchased in the year they first become available may be purchased in subsequent years in addition to the shares available in that particular year. The Option shall lapse with respect to all shares on January 15, 2001, or as provided in Section 5.

     4. The Option may be exercised by the Executive by delivering at least fifteen (15) day's advance written notice to the Company's principal office of the Executive's intent to exercise the Option on a date specified in such notice with respect to a specified number of shares, and by making full payment of the amount due on account of such exercise on or before such exercise date.

     5. The Option is not transferable, otherwise than by will or by the laws of descent and distribution and may be exercised during the life of the Executive only by him. In the event of the death of the Executive while still acting as an officer of the Company pursuant to the Employment Agreement, this Option shall be exercisable, for a period of three (3) months after the date of the Executive's death and only to the extent the Executive could have exercised it on the date of his death, by the person to whom the Option is transferred by will or by the applicable laws of descent and distribution. Additionally, this Option shall be exercisable, for a period of three (3) months after the date of termination of the Employment Agreement and only to the extent the Executive could have exercised it on the date of his termination.

     6. Neither the executive nor any assignee of any portion of the Option shall have any right as a shareholder of the Company with respect to the shares subject to the Option until the date of issuance of a stock certificate or stock certificates upon the exercise of the Option.

     7. Upon the exercise of the Option for less than all of the shares covered hereby, the Executive shall deliver this instrument to the Company, so that it may be marked to indicate the extent to which the Option has been exercised, after which the Company shall return it to the Executive.

     8. (a) If, during the term of the Option, the Company shall effect any increase in the number of its Outstanding Common Shares through a stock dividend or split-up, or effect any decrease in the number of its outstanding Common Shares through a reverse stock split or other combination of such shares, then, at the time such change becomes effective, the number of Common Shares then subject to the Option shall be proportionately increased, in the case of a stock dividend or a stock split, or proportionately decreased, in the case of a reverse stock split or other combination, and the purchase price of each share subject to the Option shall be appropriately adjusted.

     (b) If, during the term of the Option, the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company sells or otherwise disposes of substantially all of its assets, or if the Company is a party to a reorganization as a result of which the Company becomes the wholly-owned subsidiary of another corporation, then, at the time such merger, consolidation, sale or reorganization becomes effective, the holder of the Option shall be entitled, upon exercise of the Option, to receive, in lieu of Common Shares, shares of such stock or other consideration as the holders of Common Shares received pursuant to the terms of such merger, consolidation, sale or reorganization.

     9. The Company shall not be required to sell or issue any shares under the Option if the issuance of such shares would constitute a violation by the holder of the Option or the Company of any provisions of any law or any regulation of any governmental authority. Specifically, in connection with the Securities Act of 1933, as now in effect or hereafter amended (the "Act"), upon the exercise of the Option, unless a registration statement under the Act is in effect with respect to the shares to be purchased pursuant to such exercise, the Company shall not be required to issue such shares unless the Company has received evidence satisfactory to it to the effect that the holder of the Option is not acquiring such shares with a view to the distribution thereof in violation of the Act, and unless the certificate which is issued to represent such shares bears the following legend:

     The shares of stock represented by this certificate have not been registered under the Securities Act of 1993 or under the securities act of any state and may not be sold or transferred except upon such registration or upon receipt by the Company of an opinion of counsel satisfactory to the Company, that registration is not required for such sale or transfer.

     10. This Agreement shall be construed and enforced according to the laws of the State of Illinois, and shall be binding upon the Company and its successors and assigns and upon the Executive and his heirs, assigns, executors and administrators. During the Executive's lifetime, the parties hereto may amend, modify or rescind this Agreement by written instrument and without the consent of any other person.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                TELEPHONE AND DATA SYSTEMS, INC.



                                                /s/ LeRoy T. Carlson
                                                --------------------------------
                                                By Its Duly Authorized Officer


                                                EXECUTIVE



                                                /s/ George L. Dienes
                                                --------------------------------
                                                George L. Dienes




































                    SIGNATURE PAGE OF STOCK OPTION AGREEMENT
                              FOR GEORGE L. DIENES

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